Exhibit 4.1

FEDERAL	IDENTIFICATION
NO. 04-2837126

The Commonwealth of Massachusetts

William Francis Galvin
Secretary of the Commonwealth
One Ashburton Place, Boston, MA 02108-1512

CERTIFICATE OF VOTE OF DIRECTORS
ESTABLISHING A CLASS OR SERIES OF STOCK
(General Laws, Chapter 156B, Section 26)

We,    Anthony J. Armini, *President
and     Stephen N. Bunker, *Clerk

of	Implant Sciences Corporation
(Exact name of corporation)

located at:	107 Audubon Road, Wakefield, Massachusetts 01880
(Street Address of corporation in Massachusetts)

do hereby certify that at a meeting of directors of the Corporation on September 27, 2005, the following vote establishing and designating a class or series of stock and determining the relative rights and preferences thereof was duly adopted:

See Continuation Sheet 2A

*Delete the inapplicable words.

SERIES D PREFERRED STOCK:     Votes for which the space provided above is not sufficient should be provided on one side of separate 8½ x 11 sheets of white paper, numbered 2A, 2B, etc. with a left margin of at least 1 inch.

CONTINUATION SHEET 2A

IMPLANT SCIENCES CORPORATION

VOTED:                 That, pursuant to the authority expressly granted to and vested in the Board of Directors of the Corporation by the provisions of Article IV of the Amended and Restated Articles of Organization of the Corporation (the “Articles of Organization”) and Section 26 of the Massachusetts Business Corporation Law of the Commonwealth of Massachusetts, the Board of Directors hereby creates, from the 5,000,000 shares of Preferred Stock, par value $.10 per share (the “Preferred Stock”), of the Corporation authorized to be issued pursuant to the Amended and Restated Articles of Organization a series of Preferred Stock, consisting of 500,000 shares of Series D Cumulative Convertible Preferred Stock (the “Series D Preferred Stock”), and hereby fixes the powers, designations, preferences and qualifications, limitations or restrictions thereof, of the shares of such Series Ds set forth in Exhibit A hereto (the “Certificate of Vote of Directors”).

SIGNED UNDER THE PENALTIES OF PERJURY, this 30th day of  September, 2005.

/s/ Anthony Armini	, *President

/s/ Stephen N. Bunker	, *Clerk

* Delete the inapplicable words.

EXHIBIT A

TERMS OF SERIES D
CUMULATIVE CONVERTIBLE PREFERRED STOCK
OF
IMPLANT SCIENCES CORPORATION

1.             Designation: Number of Shares.  The designation of said series of Preferred Stock shall be Series D Cumulative Convertible Preferred Stock (the “Series D Preferred Stock”).  The number of shares of Series D Preferred Stock shall be 500,000.  Each share of Series D Preferred Stock shall have a stated value equal to $10 (as adjusted for any stock dividends, combinations or splits with respect to such shares) (the “Stated Value”), and $.10 par value.

2.             Ranking.  The Series D Preferred Stock shall rank (i) prior to the Corporation’s common stock, par value $.10 per share (“Common Stock”); (ii) except as provided in clause (iii) below, prior to any class or series of capital stock of the Corporation hereafter created (unless, with the consent of the holder of Series D Preferred Stock (the “Holder”) (which may be withheld in such Holder’s sole and absolute discretion), such class or series of capital stock specifically, by its terms, ranks senior to or Pari Passu with the Series D Preferred Stock); (iii) Pari Passu with any class or series of capital stock of the Corporation hereafter created specifically ranking, by its terms, on parity with the Series D Preferred Stock and Pari Passu with the Series D Preferred Stock of the Corporation (“Pari Passu Securities”); and (iv) junior to any class or series of capital stock of the Corporation hereafter created (with the consent of the Holder (which may be withheld in Holder’s sole and absolute discretion) obtained in accordance with Section 6(g) hereof) specifically ranking, by its terms, senior to the Series D Preferred Stock  (“Senior Securities”), in each case as to distribution of assets upon liquidation, dissolution or winding up of the Corporation, whether voluntary or involuntary.

3.             Dividends.  The Holder shall be entitled to receive preferential dividends in cash out of any funds of the Corporation legally available at the time for declaration of dividends before any dividend or other distribution will be paid or declared and set apart for payment on any shares of any Common Stock, or other class of stock presently authorized but not yet issued, or to be authorized (the Common Stock, and such other stock being hereinafter collectively the “Junior Stock”), (but after any dividend or other distribution will be paid or declared and set apart for payment on any shares of any Senior Securities), shall accrue at a rate per annum equal to the “prime rate” published in The Wall Street Journal from time to time (the “Prime Rate”), plus one percent (1.0%) (the “Contract Rate”) per annum on the Stated Value per share payable monthly commencing one month from the date hereof and on the first business day of each consecutive month thereafter when as and if declared, at the Corporation’s option; provided, however, that dividend payments may, in the sole discretion of the Corporation, be made in fully paid and non-assessable shares of Common Stock which are subject to an effective registration statement at the Fixed Conversion Price (as defined herein) then in effect, and the issuance of such additional shares shall constitute full payment of such dividend.  The Contract Rate shall be increased or decreased as the case may be for each increase or decrease in the Prime Rate in an amount equal to such increase or decrease in the Prime Rate; each change to be effective as of the day of the change in the Prime Rate.

(a)           The Contract Rate shall be calculated on the last business day of each calendar month hereafter (other than for increases or decreases in the Prime Rate which shall be calculated and become effective in accordance with the terms of Section 1.1) until the Mandatory Redemption Date (as defined herein) Date (each a “Determination Date”) and shall be subject to adjustment as set forth herein.  If (i) the Company shall have registered the shares of the Common Stock underlying the conversion of the Series D Preferred Stock on a registration statement declared effective by the Securities and Exchange Commission (the “SEC”), and (ii) the market price (the “Market Price”) of the Common Stock as reported by Bloomberg, L.P. on the Principal Market for the five (5) trading days immediately preceding a Determination Date exceeds the then applicable Fixed Conversion Price (hereinafter defined) by at least twenty-five percent (25%), the Contract Rate for the succeeding calendar month shall automatically be reduced by 200 basis points (200 b.p.) (2%) for each incremental twenty-five percent (25%) increase in the Market Price of the Common Stock above the then applicable Fixed Conversion Price.    Notwithstanding the foregoing (and anything to the contrary contained herein), in no event shall the Contract Rate be less than zero percent (0%).

(b)           The dividends on the Series D Preferred Stock at the rates provided above shall be cumulative whether or not declared  so that, if at any time full cumulative dividends at the rate aforesaid on all shares of the Series D Preferred Stock then outstanding from the date from and after which dividends thereon are cumulative to the end of the monthly  dividend period next preceding such time shall not have been paid or declared and set apart for payment, or if the full dividend on all such outstanding Series D Preferred Stock for the then current dividend period shall not have been paid or declared and set apart for payment, the amount of the deficiency shall be paid or declared and set apart for payment (but without interest thereon) before any sum shall be set apart for or applied by the Corporation or a subsidiary of the Corporation to the purchase, redemption or other acquisition of the Series D Preferred Stock or Pari Passu Securities and before any dividend or other distribution shall be paid or declared and set apart for payment on any Junior Stock and before any sum shall be set aside for or applied to the purchase, redemption or other acquisition of Junior Stock.

(c)           Dividends on all shares of the Series D Preferred Stock shall begin to accrue and be cumulative from and after the date of issuance thereof.  A dividend period shall be deemed to commence on the business day following a monthly dividend payment date herein specified and to end on the next succeeding business monthly dividend payment date herein specified.

4.             Redemption.

(a)           Monthly Redemption Payments.  Subject to the terms of this Section 4, beginning on January 1, 2006, and on the first day of each month  thereafter until the Mandatory Redemption Date (each, a “Repayment Date”), the Corporation shall redeem the original Stated Value of the Series D Preferred Stock (to the extent such amount has not been converted pursuant to Section 6 below) by $151,515.20 (the “Monthly Redemption Amount”) together with the dividend accrued to date on such portion of the original Stated Value plus any and all  payments due and owing but not previously paid under the Securities Purchase Agreement dated September 30, 2005 between the Corporation and Laurus Master Fund, Ltd. (the “Purchase

Agreement”) and the Related Agreements referred to therein, (collectively the “Monthly Amount”), in accordance with Section 4(b) below.

(b)           Any conversions will be applied to the closest upcoming amortization payment. For example, if between January 1, 2006 and January 31, 2006, the Holder converts $100,000 of Stated Value of the Series D Preferred Stock into shares of Common Stock, then the Monthly Redemption Amount due on February 1, 2006   shall be $51,515.20; provided, however, that as set forth in Section 6(a) herein, any such conversion shall be limited to such number of shares which shall equal the subsequent month’s Monthly Amount.

(c)           Payment in Cash or Common Stock.  If the Monthly Amount (or a portion of such Monthly Amount if not all of the Monthly Amount may be converted into shares of Common Stock pursuant to Section 4(d) is required to be paid in cash pursuant to Section 4(f), then the Company shall pay the Holder an amount in cash equal to 100% of the Monthly Amount (or such portion of such Monthly Amount to be paid in cash) due and owing to the Holder on the Repayment Date.  If the Monthly Amount (or a portion of such Monthly Amount if not all of the Monthly Amount may be converted into shares of Common Stock pursuant to Section 4(d)) is required to be paid in shares of Common Stock pursuant to Section 4(f), the number of such shares to be issued by the Company to the Holder on such Repayment Date (in respect of such portion of the Monthly Amount converted into shares of Common Stock pursuant to Section 4(f), shall be the number determined by dividing (i) the portion of the Monthly Amount converted into shares of Common Stock, by (ii) the then applicable Fixed Conversion Price.  For purposes hereof, subject to Section 3.6 hereof, the initial “Fixed Conversion Price” means $6.80 which has been determined on the date of this Series D Preferred Stock  as an amount equal to 105% of the average closing price of the Common Stock for the [ten (10)] trading days immediately prior to the date of this Series D Preferred Stock].

(d)           Monthly Amount Conversion Conditions.  Subject to Sections 4(c), 4(d) and 4(f) hereof, the Holder shall convert into shares of Common Stock all or a portion of the Monthly Amount due on each Repayment Date if the following conditions (the “Conversion Criteria”) are satisfied: (i) the average closing price of the Common Stock as reported by Bloomberg, L.P. on the Principal Market for the five (5) trading days immediately preceding such Repayment Date shall be greater than or equal to 110% of the Fixed Conversion Price and (ii) the amount of such conversion does not exceed twenty five percent (25%) of the aggregate dollar trading volume of the Common Stock for the period of twenty-two (22) trading days immediately preceding such Repayment Date.  If subsection (i) of the Conversion Criteria is met but subsection (ii) of the Conversion Criteria is not met as to the entire Monthly Amount, the Holder shall convert only such part of the Monthly Amount that meets subsection (ii) of the Conversion Criteria.  Any portion of the Monthly Amount due on an Repayment Date that the Holder has not been able to convert into shares of Common Stock due to the failure to meet the Conversion Criteria, shall be paid in cash by the Company at the rate of 100% of the Monthly Amount otherwise due on such Repayment Date, within three (3) business days of such Repayment Date.

(e)           No Effective Registration.  Notwithstanding anything to the contrary herein, none of the Company’s obligations to the Holder may be converted into Common Stock unless (a) either (i) an effective current Registration Statement (as defined in the Registration Rights Agreement) covering the shares of Common Stock to be issued in connection with satisfaction of such obligations exists or (ii) an exemption from registration for resale of all of the Common Stock issued and issuable is available pursuant to Rule 144 of the Securities Act and (b) no Event of Default (as hereinafter defined) exists and is continuing, unless such Event of Default is cured within any applicable cure period or otherwise waived in writing by the Holder..

(f)            Share Price/Issuance Limitations.  Notwithstanding anything to the contrary herein, if the closing price of the Common Stock as reported by Bloomberg, L.P. on the Principal Market for any of the 5 trading days preceding a Repayment Date was less than the Fixed Conversion Price, the Corporation would be required to pay such Monthly Amount in cash.

(g)           Deemed Conversions.  Any repayment of the Monthly Amount in shares of Common Stock pursuant to the terms hereof shall constitute and be deemed a conversion of such portion of the applicable Stated Value of the Series D Preferred Stock for all purposes under this Certificate and the Purchase Agreement (except as otherwise provided herein).

5.             Liquidation Rights.

(a)           Upon the dissolution, liquidation or winding-up of the Corporation, whether voluntary or involuntary, the Holder shall be entitled to receive, after any payment or distribution shall be made on the Senior Securities, but before any payment or distribution shall be made on the Junior Stock, out of the assets of the Corporation available for distribution to stockholders, the greater of (i) the unpaid Stated Value per share of Series D Preferred Stock and all accrued and unpaid dividends to and including the date of payment thereof or (ii) the number of shares that would be issuable upon conversion of the Stated Value and accrued dividends multiplied by the highest closing price for the five trading days immediately preceding such liquidation payment date.  Upon the payment in full of all amounts due to Holder the holders of the Common Stock of the Corporation and any other class of Junior Stock shall receive all remaining assets of the Corporation legally available for distribution.  If the assets of the Corporation available for distribution to the Holder shall be insufficient to permit payment in full of the amounts payable as aforesaid to the Holder upon such liquidation, dissolution or winding-up, whether voluntary or involuntary, then all such assets of the Corporation shall be distributed to the exclusion of the holders of shares of Junior Stock ratably among the Holder.

(b)           Neither the purchase nor the redemption by the Corporation of shares of any class of stock nor the merger or consolidation of the Corporation with or into any other corporation or corporations nor the sale or transfer by the Corporation of all or any part of its assets shall be deemed to be a liquidation, dissolution or winding-up of the Corporation for the purposes of this paragraph 5.

6.             Conversion into Common Stock.  Shares of Series D Preferred Stock shall have the following conversion rights and obligations:

(a)           Subject to the further provisions of this paragraph 6 each Holder shall have the right at any time commencing after the issuance ot the Holder of  the Series D Preferred Stock to convert such shares into fully paid and non-assessable shares of Common Stock of the Corporation (as defined in paragraph 6(i) below) determined in accordance with the Fixed Conversion Price provided in paragraph 6(b) below.  All issued or accrued but unpaid dividends may be converted at the election of the Holder simultaneously with the conversion of the Stated Value of Series D Preferred Stock being converted.  In the event of any conversions of outstanding Stated Value under the Series D Preferred Stock in part pursuant to this Section 6, such conversions shall be deemed to constitute conversions of outstanding Stated Value applying to Monthly Amounts for the Repayment Dates in chronological order.

(b)           The number of shares of Common Stock issuable upon conversion of each share of Series D Preferred Stock shall equal (i) the sum of (A) the Stated Value per share and (B) at the Holder’s election accrued and unpaid dividends on such share, divided by (ii) $6.80 (the “Fixed Conversion Price”).

(c)           The Holder of any certificate for shares of Series D Preferred Stock desiring to convert any of such shares may give notice of its decision to convert the shares into Common Stock by delivering or telecopying an executed and completed notice of conversion to the Corporation (the “Conversion Date”). Each date on which a notice of conversion is delivered or telecopied to the Corporation in accordance with the provisions hereof shall be deemed a Conversion Date.  A form of Notice of Conversion that may be employed by a Holder is annexed hereto as Exhibit A.  The Corporation will cause the transfer agent to transmit the shares of the Common Stock issuable upon conversion of the Series D Preferred Stock (and a certificate representing the balance of the Series D Preferred Stock not so converted, if requested by Purchaser) to the Holder by crediting the account of the Holder’s prime broker with the Depository Trust Company (“DTC”) through its Deposit Withdrawal Agent Commission (“DWAC”) system within three (3) business days after receipt by the Corporation of the Notice of Conversion (the “Delivery Date”).  The Corporation is obligated to deliver to the Holder simultaneously with the aforedescribed Common Stock, at the election of the Holder, additional shares of Common Stock representing the conversion at the Fixed Conversion Price, of dividends accrued on the Series D Preferred Stock being converted.

In the case of the exercise of the conversion rights set forth in paragraph 6(a) the conversion privilege shall be deemed to have been exercised and the shares of Common Stock issuable upon such conversion shall be deemed to have been issued upon the date of receipt by the Corporation or Transfer Agent of the Notice of Conversion.  The person or entity entitled to receive Common Stock issuable upon such conversion shall, on the date such conversion privilege is deemed to have been exercised and thereafter, be treated for all purposes as the record Holder of such Common Stock and shall on the same date cease to be treated for any purpose as the record Holder of such shares of Series D Preferred Stock so converted.

Upon the conversion of any shares of Series D Preferred Stock no adjustment or payment shall be made with respect to such converted shares on account of any dividend on the

Common Stock, except that the Holder of such converted shares shall be entitled to be paid any dividends declared on shares of Common Stock after conversion thereof.

The Corporation shall not be required, in connection with any conversion of Series D Preferred Stock, and payment of dividends on Series D Preferred Stock to issue a fraction of a share of its Series D Preferred Stock and shall instead deliver a stock certificate representing the next whole number.

(d)           The Fixed Conversion Price determined pursuant to 6(b) shall be subject to adjustment from time to time as follows: if the Corporation shall at any time (A) declare any stock dividend or distribution of stock on its Common Stock or other securities of the Corporation other than the Series D Preferred Stock,  (B) split or subdivide the outstanding Common Stock, (C) combine the outstanding Common Stock into a smaller number of shares, or (D) issue by reclassification of its Common Stock any shares or other securities of the Corporation, then in each such event the Fixed Conversion Price shall be adjusted proportionately so that the Holder shall be entitled to receive the kind and number of shares or other securities of the Corporation which such Holder would have owned or have been entitled to receive after the happening of any of the events described above had such shares of Series D Preferred Stock been converted immediately prior to the happening of such event (or any record date with respect thereto).  Such adjustment shall be made whenever any of the events listed above shall occur. An adjustment made to the conversion pursuant to this paragraph 6(d) shall become effective immediately after the effective date of the event retroactive to the record date, if any, for the event. Notwithstanding the foregoing, no adjustments will be made upon issuances of any securities issued upon the exercise or conversion of currently issued and outstanding options, warrants, or convertible securities.

(e)           (i)            In case of any merger of the Corporation with or into any other corporation (other than a merger in which the Corporation is the surviving or continuing corporation and which does not result in any reclassification, conversion, or  change of the outstanding shares of Common Stock) then unless the right to convert shares of Series D Preferred Stock shall have terminated, as part of such merger, lawful provision shall be made so that Holder shall thereafter have the right to convert each share of Series D Preferred Stock into the kind and amount of shares of stock and/or other securities or property receivable upon such merger by a Holder of the number of shares of Common Stock into which such shares of Series D Preferred Stock might have been converted immediately prior to such consolidation or merger.  Such provision shall also provide for adjustments which shall be as nearly equivalent as may be practicable to the adjustments provided for in paragraph 6(d).  The foregoing provisions of this paragraph 6(e) shall similarly apply to successive mergers.

(ii)           In case of any sale or conveyance to another person or entity of the property of the Corporation as an entirety, or substantially as an entirety, in connection with which shares or other securities or cash or other property shall be issuable, distributable, payable, or deliverable for outstanding shares of Common Stock, then, unless the right to convert such shares shall have terminated, lawful provision shall be made so that the Holder shall thereafter have the right to convert each share of the Series D Preferred Stock into the kind and amount of shares of stock or other securities or property that shall be issuable, distributable, payable, or deliverable upon such sale or conveyance with respect to each share of Common Stock immediately prior to such conveyance.

(f)            Whenever the number of shares to be issued upon conversion of the Series D Preferred Stock is required to be adjusted as provided in this paragraph 6, the Corporation shall forthwith compute the adjusted number of shares to be so issued and prepare a certificate setting forth such adjusted conversion amount and the facts upon which such adjustment is based, and such certificate shall forthwith be filed with the Transfer Agent for the Series D Preferred Stock and the Common Stock; and the Corporation shall mail to each Holder notice of such adjusted conversion price.

(g)           In case at any time the Corporation shall propose:

(i)            to pay any dividend or distribution payable in shares upon its Common Stock or make any distribution (other than cash dividends) to the holders of its Common Stock; or

(ii)           to offer for subscription any additional shares of any class or any other rights (except offerings made in connection with strategic business transactions or joint ventures with the Company) at a price less than the then closing price of such shares as such price is quoted on a Principal Market on the date of such issuance; or

(iii)          any capital reorganization or reclassification of its shares or the merger of the Corporation with another corporation (other than a merger in which the Corporation is the surviving or continuing corporation and which does not result in any reclassification, conversion, or change of the outstanding shares of Common Stock); or

(iv)          the voluntary dissolution, liquidation or winding-up of the Corporation;

then, and in any one or more of said cases, the Corporation shall cause at least fifteen (15) days prior notice of the date on which (A) the books of the Corporation shall close or a record be taken for such stock dividend, distribution, or subscription rights, or (B) such capital reorganization, reclassification, merger, dissolution, liquidation or winding-up shall take place, as the case may be, to be mailed to the Transfer Agent for the Series D Preferred Stock, if any, and for the Common Stock and to the Holder.

If the Corporation issues any additional shares pursuant to Section 6(g)(ii) above then, and thereafter successively upon each such issue, the Fixed Conversion Price shall be  adjusted by multiplying  the then applicable Fixed Conversion Price by the following fraction:

A + B
(A + B) + [((C – D) x B) / C]

A = Actual shares outstanding prior to such offering

B =  Actual shares sold in the offering

C = Closing market price of the Company’s common stock on the date of such offering

D = Offering price

(h)           So long as any shares of Series D Preferred Stock shall remain outstanding and the Holder thereof shall have the right to convert the same in accordance with provisions of this paragraph 6 the Corporation shall at all times reserve from the authorized and unissued shares of its Common Stock a sufficient number of shares to provide for such conversions.

(i)            The term Common Stock as used in this paragraph 6 shall mean the $.10 par value Common Stock of the Corporation as such stock is constituted at the date of issuance thereof or as it may from time to time be changed or shares of stock of any class of other securities and/or property into which the shares of Series D Preferred Stock shall at any time become convertible pursuant to the provisions of this paragraph 6.

(j)            The Corporation shall pay the amount of any and all issue taxes (but not income taxes) which may be imposed in respect of any issue or delivery of stock upon the conversion of any shares of Series D Preferred Stock, but all transfer taxes and income taxes that may be payable in respect of any change of ownership of Series D Preferred Stock or any rights represented thereby or of stock receivable upon conversion thereof shall be paid by the person or persons surrendering such stock for conversion.

(k)           Overall Limit on Common Stock Issuable.  Notwithstanding anything contained herein to the contrary, the Holder shall not be entitled to convert pursuant to the terms of this Series D Preferred Stock an amount that would be convertible into that number of Conversion Shares which would exceed the difference between (i) 4.99% of the issued and outstanding shares of Common Stock and (ii) the number of shares of Common Stock beneficially owned by the Holder  For purposes of the immediately preceding sentence, beneficial ownership shall be determined in accordance with Section 13(d) of the Exchange Act and Regulation 13d-3 thereunder.  The Conversion Share limitation described in this Section 6(k)  shall automatically become null and void following notice to the Company upon the occurrence and during the continuance of an Event of Default, upon 75 days prior notice to the Company, or upon receipt by the Holder of a Notice of Redemption, except that at no time shall the number of shares of Common Stock beneficially owned by the Holder a exceed 19.99% of the outstanding shares of Common Stock.  Notwithstanding anything contained herein to the contrary, the number of shares of Common Stock issuable by the Company and acquirable by the Holder at a price below $6.32 per share pursuant to the terms of this Series D Preferred Stock, the Warrant, the Purchase Agreement or any other Related Agreement, shall not exceed an aggregate of 2,151,260 shares of Common Stock (subject to appropriate adjustment for stock splits, stock dividends, or other similar recapitalizations affecting the Common Stock) (the “Maximum Common Stock Issuance”), unless the issuance of Common Stock hereunder in excess of the Maximum Common Stock Issuance shall first be approved by the Company’s shareholders.  If at any point in time and from time to time the number of shares of Common Stock issued pursuant to the terms of this Series D Preferred Stock, the Purchase Agreement or any other Related Agreement, together with the number of shares of Common Stock that would then be issuable by the Company to the Holder in the event of a conversion or exercise pursuant to the terms of this Series D Preferred Stock, the Purchase Agreement or any other Related Agreement, would exceed the Maximum Common Stock Issuance but for this Section 6(k), the Company shall promptly call a shareholders meeting to solicit shareholder approval for the issuance of the shares of Common Stock hereunder in excess of the Maximum Common Stock Issuance.  Notwithstanding anything contained herein to the contrary, the provisions of this Section 6(k) are irrevocable and may not be waived by the Holder or the Company..

7.             Mandatory Conversion.  Except as set forth in Section 4 hereof, the shares of Series D Preferred Stock and dividends may not be converted without the consent of the Holder.

8.             Voting Rights.  The shares of Series D Preferred Stock shall not have voting rights.

9.             Event of Default.  In the event that any of the following events shall occur, and shall not be cured within 30 days of written notice from the Holder to the Corporation (except with respect to Section 9.1, 9.2  and 9.8 below, for which the cure period shall be as set forth therein) (each occurrence being a “Default Notice Period”) or waived in writing by the Holder (such circumstance being an “Event of Default”), for so long as the Event of Default is continuing the dividend rate described in Section 3 above  shall  become  fifteen percent (15.0%) and the Holder shall have the right to elect to have the Corporation redeem the Series D Preferred Stock.  Any such redemption shall be effected by the prompt payment to the Holder by the Corporation of a sum of money equal to 130% of the outstanding Stated Value of the shares of Series D Preferred Stock, plus accrued and unpaid dividends.

9.1.          Failure to Make Payment.  The Corporation fails to pay any payment required to be paid pursuant to the terms of hereof or the failure to timely pay any other sum of money due to the Holder from the Corporation and such failure continues for a period of five (5) business days after such payment is due .

9.2.          Breach of Covenant.  The Corporation breaches any of the covenants in Sections 6.2, 6.5, 6.12, 6.13, 9 or 10 of the Purchase Agreement in any material respect and such breach, if subject to cure, continues for a period of fifteen (15) days after the occurrence thereof.

9.3.          Breach of Representations and Warranties.  Any representation or warranty of the Corporation made in Section 4 of the Purchase Agreement shall be false or misleading except for any such breach which does not have a material adverse effect on the business or financial condition of the Corporation, taken as a whole.

9.4.          Receiver or Trustee.  The Corporation shall make an assignment for the benefit of creditors, or apply for or consent to the appointment of a receiver or trustee for it or for a substantial part of its property or business; or such a receiver or trustee shall otherwise be appointed.

9.5.          Bankruptcy.  Bankruptcy, insolvency, reorganization or liquidation proceedings or other proceedings or relief under any bankruptcy law or any law for the relief of debtors shall be instituted by or against the Corporation.

9.6.          Delisting.  Delisting of the Common Stock from the every Principal Market or such other principal exchange on which the Common Stock is listed for trading.

9.7.          Stop Trade.  An SEC stop trade order or Principal Market trading suspension of more than three consecutive trading days.

9.8.        Failure to Deliver Common Stock.  The Corporation’s failure to timely deliver Common Stock to the Holder pursuant to and in the form required hereof and Section 8 of the Purchase Agreement and continues for three (3) business days after receipt of notice of conversion.

10.           Mandatory Redemption.  The Corporation shall redeem the shares of Series D Preferred Stock, including accrued but unpaid dividends thereon, no later than 36 months from the date of issuance thereof (the “Mandatory Redemption Date”).

11.           Status of Converted or Redeemed Stock.  In case any shares of Series D Preferred Stock shall be redeemed or otherwise repurchased or reacquired, the shares so redeemed, converted, or reacquired shall resume the status of authorized but unissued shares of Preferred Stock and shall no longer be designated as Series D Preferred Stock.

EXHIBIT A

NOTICE OF CONVERSION

(To Be Executed By the Registered Holder in Order to Convert the Series D Convertible Preferred Stock of Implant Sciences Corporation)

The undersigned hereby irrevocably elects to convert $                             of the Stated Value of the above Series D Convertible Preferred Stock and $                           of the dividend due, into shares of Common Stock of Implant Sciences Corporation (the “Corporation”) according to the conditions hereof, as of the date written below.

Conversion Date:

Fixed Conversion Price per share:

Number of Common Stock issuable upon this conversion:

Signature:

Print Name:

Address:

Deliveries pursuant to this notice of conversion should be made to:

SIGNED UNDER THE PENALTIES OF PERJURY, this 30th day of September in the year 2005.

/s/ Anthony Armini	, President

/s/ Stephen Bunker	, Clerk

2

THE COMMONWEALTH OF MASSACHUSETTS

Certificate of Vote of Directors Establishing
A Series of a Class of Stock
(General Laws, Chapter 156B, Section 26)

I hereby approve the within certificate and, the filing fee in the
amount of $                    having been paid, said certificate is hereby filed this

day of September, 2005.

Effective Date:

WILLIAM FRANCIS GALVIN
Secretary of State

TO BE FILLED IN BY CORPORATION
PHOTO COPY OF CERTIFICATE TO BE SENT

TO:
Ellenoff Grossman & Schole LLP
370 Lexington Ave.
New York, New York 10017
Fax: (212) 370 – 7889
Attention: Barry Grossman, Esq.